Exhibit 99.1

BakBone Corporate Contact:	BakBone Media Contact:
Jennifer Trager	Amber Winans
858-795-7525	858-795-7584
jennifer.trager@bakbone.com	amber.winans@bakbone.com

FOR IMMEDIATE RELEASE

BakBone Software Appoints New Chief Financial Officer

Steve Martin Joins BakBone from Leap Wireless

SAN DIEGO, Calif. — August 21, 2008 — BakBone Software Incorporated (Pink Sheets: BKBO), a global provider of heterogeneous integrated data protection solutions, announced today the appointment of Steve Martin to the position of Senior Vice President and Chief Financial Officer, effective immediately. Martin is a senior finance professional with more than 25 years experience in both public accounting and private industry and most recently served as the acting Chief Accounting Officer for Leap Wireless in San Diego, Calif.

“Steve is an experienced CFO with an impressive background of working with public companies, and we are excited to have him join our team,” said Jim Johnson, CEO, BakBone, “As BakBone focuses on creating shareholder value, Steve will provide strategic and functional leadership for the next phase of BakBone’s growth.”

Prior to his role at Leap Wireless, Martin was vice president and chief financial officer of Stratagene Corporation until the Company was acquired in 2007. Previously, Martin served as controller at Gen-Probe Incorporated, as vice president of Finance at Nuera Communications, Inc., as vice president, controller at Aldila Golf Corp. and as a senior audit manager at Deloitte & Touche. He is a certified public accountant and holds a bachelor’s of science degree in accounting from San Diego State University.

Martin will be taking over from Michael Compton who has served as interim CFO since September 2007. “Mike provided leadership during a challenging time, and we are very grateful for Mike’s dedication and service over the past year. Under Mike’s guidance, BakBone has passed a critical milestone as the Company moves toward its goal of becoming a current filer with the SEC. I am very pleased that Mike will continue working with BakBone as an important member of the finance team. He will continue as a consultant to aid in the CFO transition as well as contribute to the design and implementation of ongoing improvements to our financial reporting and systems,” said Johnson.

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About BakBone Software

BakBone is committed to making data protection a simple, straightforward process while delivering its Integrated Data Protection (IDP) strategy through an award-winning product suite. This suite provides unprecedented capabilities not only to protect critical data – but more importantly, to ensure the availability of that data as well. BakBone’s products offer a single point of control for managing resources across all platforms, providing improved operational efficiency, reduced system downtime, improved availability and enhanced security to support the business growth of enterprise environments. Thousands of users worldwide leverage BakBone’s IDP approach to simplify the management of multi-platform environments with a portfolio of backup, disaster recovery, replication and storage reporting solutions for Linux, reported today Windows, Unix and Mac OS environments. These scalable data protection solutions address the demands of Global 5000 organizations and are distributed through a worldwide network of select OEM partners, strategic partners, resellers and solution providers. BakBone is headquartered in San Diego, Calif. For more information about BakBone, visit www.bakbone.com or email info@bakbone.com.

Safe Harbor

This press release contains forward-looking statements that involve risks, uncertainties, assumptions and other factors, which, if they do not materialize or prove correct, could cause BakBone’s results to differ materially from historical results, or those expressed or implied by such forward-looking statements. The potential risks and uncertainties may include, but are not limited to: BakBone’s ongoing review of its financial statements and efforts to become current in its reporting with the Securities and Exchange Commission and the Canadian Securities Administrators; competition in our target markets; potential capital needs; management of future growth and expansion; the development, implementation and execution of the Company’s Integrated Data Protection (IDP) strategic vision; risk of third-party claims of infringement; protection of proprietary information; customer acceptance of the Company’s existing and newly introduced products and fee structures; and the success of BakBone’s brand development efforts; risks associated with strategic alliances; reliance on distribution channels; product concentration; need to develop new and enhanced products; potential product defects; our ability to hire and retain qualified employees and key management personnel; and risks associated with changes in domestic and international market conditions and the entry into and development of international markets for the Company’s products. Our forward-looking statements should be considered in the context of these and other risk factors disclosed in our most recent report filed with the Securities and Exchange Commission, which may be found at www.sec.gov, as well as those risk factors disclosed in our current report filed with the Canadian Securities Administrators, which is available on SEDAR at www.sedar.com. All future written and oral forward-looking statements made by us or on our behalf are also subject to these factors. BakBone assumes no obligation to update any forward-looking statement to reflect events or circumstances arising after the date on which it was made, other than as required under applicable securities laws.

The common shares of BakBone Software are currently subject to cease trade orders in the Canadian jurisdictions of Alberta, British Columbia and Ontario due to delays in the filing of the Company’s financial statements. Although these cease trade orders do not prevent investors, who are not resident in or otherwise subject to the laws of Alberta, British Columbia or Ontario, from trading the common shares of BakBone on the Pink Sheets in the United States, investors are encouraged to obtain legal advice to ensure that these trades are not violating the cease trade orders. BakBone continues to work to resolve all outstanding issues which have prevented filing of its financial statements, however an exact date for filing of these financial statements cannot be determined at this time.

BakBone®, BakBone Software®, NetVault®, Application Plugin Module™, BakBone logo®, Integrated Data Protection™, Redefining Data Protection™, Constant Data™, Constant Data logo™, Constant Replicator™, OnDemand Replicator™, and Constant HA Cluster™, are all trademarks or registered trademarks of BakBone Software, Inc., in the United States and/or in other countries. All other brands, products or service names are or may be trademarks, registered trademarks or service marks of, and used to identify, products or services of their respective owners.